Exhibit 99.1

GOLDFIELD WINS MAJOR ELECTRICAL CONSTRUCTION MANDATE

MELBOURNE, Florida, February 27, 2012 - The Goldfield Corporation (NYSE Amex: GV), a leading provider of electrical construction services throughout most of the United States, has been selected as prime contractor by South Texas Electric Cooperative, Inc. (“STEC”) to build the new Bakersfield to Big Hill 345kV Transmission Line in the Texas counties of Crockett, Pecos, and Schleicher. The project is a Competitive Renewable Energy Zone (CREZ) Project. The Bakersfield to Big Hill line will be approximately 110 miles long and will connect the Bakersfield Substation, just south of McCamey, Texas to the new Big Hill Substation, just north of Eldorado, Texas. The award is subject to execution of definitive agreements, expected to take place by mid-March.

Goldfield’s electrical construction subsidiary, Southeast Power Corporation, plans to commence work on this project next month. The project is required to be completed by July 31, 2013.

Goldfield estimates that the revenue to be recognized over the life of the project will be approximately $52 million.

“We are honored to have been selected for this important assignment, which demonstrates the strength of our team and our unique capabilities within the industry,” said Robert L. Jones, president of Southeast Power Corporation. “This is the largest construction contract ever awarded to Southeast Power Corporation and validates our strategy to expand our presence westward from our traditional Southeast region base”, Mr. Jones added.

Goldfield also announced that since year-end it has been awarded other construction projects bringing its current construction backlog to approximately $77.8 million, compared with $12.2 million at December 31, 2011.

Approximately $55 million of the current backlog is expected to be completed during 2012. “The STEC mandate and these other projects signal a significant rebound in our electrical construction operation”, said John H. Sottile, president of Goldfield.

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry throughout most of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the acquisition, development, management and disposition of land and improved properties on Florida’s east coast. For additional information, please visit http://www.goldfieldcorp.com.

This press release includes forward looking statements based on our current expectations. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Factors that may affect the results of our real estate development operations include, among others: the continued weakness in the Florida real estate market; the level of consumer confidence; our ability to acquire land; increases in interest rates and availability of mortgage financing to our buyers; and increases in construction and homeowner insurance and the availability of insurance. Factors that may affect the results of all of our

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operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com.

For further information, please contact:

The Goldfield Corporation

Phone: (321) 724-1700

Email:   investorrelations@goldfieldcorp.com